Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated November 30, 2023

Relating to Preliminary Prospectus Supplement dated November 29, 2023 to Prospectus dated November 29, 2023

Registration No. 333-275785

We have filed a registration statement on Form F-3 (Registration No. 333-275785), including a prospectus dated November 29, 2023, and a preliminary prospectus supplement dated November 29, 2023 with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus included in the registration statement, the preliminary prospectus supplement, the documents incorporated by reference in the registration statement and other documents we have filed with the SEC for more complete information about us and this offering. Investors should rely upon the prospectus, the preliminary prospectus supplement and this free writing prospectus for complete details of this offering. You may get these documents and other documents we have filed for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the prospectus supplement and the accompanying base prospectus may be obtained by contacting Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com. You may also access our most recent preliminary prospectus supplement dated November 29, 2023, as filed with the SEC via EDGAR on November 29, 2023, by visiting EDGAR on the SEC website at https://www.sec.gov/Archives/edgar/data/1595761/000110465923122068/tm2331532-4_424b5.htm.

The following information supplements and updates the information contained in the Company’s preliminary prospectus supplement dated November 29, 2023 (the “Preliminary Prospectus Supplement”). This free writing prospectus reflects the following amendments and supplements that are hereby made to the Preliminary Prospectus Supplement:

•	The number of the ADSs that we will lend to the ADS Borrower pursuant to the ADS Lending Agreement is, in total, 6,233,785 ADSs (the “Borrowed ADSs”).
•	The Borrowed ADSs will initially be offered at a price of US$10.19 per Borrowed ADS.

This issuer free writing prospectus updates the information contained in the Preliminary Prospectus Supplement. Capitalized terms herein have the same meaning as in the Preliminary Prospectus Supplement.